Exhibit 10.7

AGREEMENT

BETWEEN

ANAMAX ENERGY SERVICES, INC.

AND

BIOSOURCE AMERICA, INC.

This Agreement has been prepared for use with the Standard General Conditions of the Contract Between Owner and Design/Builder.  Their provisions are interrelated and a change in one may necessitate a change in the other.

Confidential and Proprietary Information

AGREEMENT

BETWEEN OWNER AND DESIGN/BUILDER

THIS AGREEMENT is by and between ANAMAX ENERGY SERVICES, INC. (Owner) of 2099 Shawano Avenue, Green Bay, Wisconsin 54303 and BIOSOURCE AMERICA, INC. (Design/Builder) of The Riviana Building, 2777 Allen Parkway, Suite 800, Houston, Texas 77019.  The Effective Date of this Agreement is December 28, 2005.

Owner and Design/Builder, in consideration of the mutual covenants hereinafter set forth, agree as follows:

ARTICLE 1 – THE WORK

1.01        The Owner has determined to construct a biodiesel processing facility in DeForest, Wisconsin and has elected to construct the tank farm, yard piping, product handling, process building, site development and fuel handling infrastructure utilizing their own resources and to retain the services of the Design/Builder to design, install and commission the process equipment portion only.  The Owner has requested that the Design/Builder provide design requirements for the Owner-furnished components and the Owner will be responsible for the final design, permitting and construction of the tank farm, yard piping, product handling, process building, site development and fuel handling infrastructure.

1.02        The Owner has required the Design/Builder to assume responsibility for the entire “turn-key” delivery of the process equipment only.  As a result of this requirement, the Design/Builder will be contractually responsible to complete all Work required to design, fabricate, install, and commission all of the actual process equipment required to complete the transformation of feedstocks into methyl esters and glycerin.  Additionally the Design/Builder will be responsible for the vacuum system, thermal fluids system, cooling water towers, nitrogen storage and the plant air compressor systems.

1.03        More specifically, Design/Builder shall complete all Work as specified or indicated in the Contract Scope of Work attached as Exhibit A to this Agreement and dated December 28, 2005.  The Work is generally described as follows:

A.           Project Management – provide programmatic oversight to aid in the execution of the Project, provide a communication link with the Owner and provide direction and guidance to subcontractors during the execution of the Project.

B.           Professional Design Services – provide professional engineering process development and design phase services to develop and assemble fabrication drawings, equipment specifications and Project requirements as well as provide construction phase professional support services.

C.           Fabrication and Installation – provide procurement, purchasing, fabrication and construction services for the creation, assembly and installation of various process equipment, piping, wiring, instrumentation and controls, and other various mechanical, structural, and electrical construction services.

D.           Plant Commissioning and Startup – provide professional services to direct and oversee the commissioning and startup of the various Plant process units as well as their integrated process operations and operate the Plant during an initial startup period until the various process warranties and Owner’s objectives are met.

E.            Training and Technical Support – provide training to the Owner’s selected operators during the commissioning and startup phase.

ARTICLE 2 – THE PROJECT

2.01        The Project for which the Work under the Contract Documents may be the whole or only a part is generally described as follows:

ANAMAX ENERGY SERVICES, INC. has contracted the services of BIOSOURCE AMERICA, INC. under this Agreement to design, build, deliver, startup and commission the process equipment and technology package which forms the primary part of a biodiesel production facility to be located in the Village of DeForest, Wisconsin (the “Project”).  This biodiesel production facility (the “Plant”), and the process equipment and technology package for which Design/Builder will be responsible, will utilize a variety of feedstocks for conversion to fuel quality methyl esters and a co-product glycerin.

The Plant must be a continuous process capable of producing 20-million gallons per year of 100% biodiesel (“B100”) and glycerin co-products.   The Plant will be adjacent to an existing grease collection facility and be operated by Owner or an affiliated company.

ARTICLE 3 – CONTRACT TIMES

3.01        Time of the Essence

All time limits for Milestones, if any, Substantial Completion, and completion and readiness for final payment as stated in the Contract Documents are of the essence.

3.02        Days to Achieve Substantial Completion and Final Payment

The Work is targeted for Substantial Completion as defined in Article 13.05 of the Standard General Conditions within 300 calendar days of the Effective Date of this Agreement and is to be completed and ready for final payment in accordance with paragraph 13.08 of the Standard General Conditions within 45 calendar days after the date of Substantial Completion.

3.03        Definition of Substantial Completion

Design/Builder and Owner have agreed to the following standards as a measure of the Project’s Substantial Completion and acceptance. Articles 1.01.43 and 13.05 of the General Conditions shall be amended to include the following elements to define Substantial Completion:

3.03.01          Feedstock Specification Requirements

The design standard and benchmark for process warranties including product quality, throughput and yield shall be a variable lipid feedstock with 20% free fatty acid (“FFA”), 70% triacylglycerol lipid feedstock with a MIU content not to exceed 2.5%.

3.03.02          Product Specifications

To achieve Substantial Completion, the Project must demonstrate that the final biodiesel product shall be in conformance with ASTM D 6751-03 Grade S15.

To achieve Substantial Completion, the Project must demonstrate that the final Glycerin will meet 95% purity.

3.03.03          Process Throughput

To achieve Substantial Completion, the Project must demonstrate that the plant must be a continuous process capable of producing 20-million gallons per year of acceptable biodiesel.  The plant will be designed to operate as a continuous process based on a 24-hour day, 350-day per year operation.  The process warranty will be for 2,400 gallons per hour as measured in the transfer line to the final biodiesel inventory tankage.

3.03.04          Product Yield

Yield shall be defined as pounds of feedstock as defined in Article 3.03.01 required to yield one U.S gallon of ASTM D 6751-03 quality biodiesel as measured during steady state operating conditions.  To achieve Substantial Completion, the Project must demonstrate that the plant can achieve the minimum yield of no less than one gallon of acceptable biodiesel per 8.51 pounds of feedstock.

ARTICLE 4 – CONTRACT PRICE

4.01        Scope

The Contract Price is the cost of the Work to Owner for the Design/Builder to design and construct the Project.  The Contract Price is limited to Design Professional Services and Construction to be furnished by Design/Builder, and does not include costs of items not provided by Design/Builder including but not limited to cost of land and rights of way, compensation for damages to properties, interest and financing charges, and charges for services to be provided to

Owner by others not covered by this Agreement, as set forth in Exhibit A.  Owner shall pay Design/Builder for completion of the Work in accordance with the Contract Documents an amount equal to the Contract Price.

4.02        Contract Price

The Contract Price for the Work to be performed and provided by the Design/Builder for the Project under this Agreement and Contract Documents is Thirteen million two hundred fifty thousand dollars ($13,250,000).

ARTICLE 5 – CHANGES IN CONTRACT PRICE

5.01        The amount of any increases or decreases in the Contract Price which results from a Change Order shall be set forth in the applicable Change Order subject to the following:

1.     In the case of net additions in the Work, the amount of any increase in the Contract Price shall be determined in accordance with paragraph 11.01 of the Standard General Conditions.

2.     In the case of net deletions in the Work, the amount of any such decrease shall be determined in accordance with paragraph 11.01 of the Standard General Conditions, and any Contract Price shall be reduced by mutual agreement.

ARTICLE 6 – PAYMENT PROCEDURES

6.01        Submittal and Processing of Payments

A.           Design/Builder shall submit, and Owner will process, Applications for Payment in accordance with Article 13 of the Standard General Conditions and the Schedule of Values of the Standard General Conditions and shown in Exhibit B dated December 28, 2005 to this Agreement.  Applications for Payment will indicate the amount of the Contract Price then payable.

6.02        Progress Payments

A.           Owner shall make progress payments on account of the Contract Price on the basis of Design/Builder’s Applications for Payment that are to be submitted in accordance with the Schedule of Values – Exhibit B dated December 28, 2005 to this Agreement.

6.03        Final Payment

Upon final completion and acceptance of the Work in accordance with paragraph 13.08 of the

Standard General Conditions, Owner shall pay the remainder of the Contract Price.

6.04        Lien Waivers

In lieu of providing the required Performance and Payment bonds provided under this Agreement and as defined in Article 2.01 of the Standard General Conditions of the Contract Between Owner and Design/Builder, the Design Builder shall be responsible for the following:

A.           Design/Builder shall secure and provide lien releases from each of the respective vendors utilized in the completion of the Work and provide both the individual lien releases as well as a Final Affidavit of Lien Release to the Owner prior to making application for Final Payment in accordance with Articles 13.08.1, 2 and 3 of the Standard General Conditions.

B.           Beginning with the second Application for Payment, each Application shall include an affidavit of Design/Builder stating that all previous progress payments received on account of the Work have been applied on account to discharge Design/Builder’s legitimate obligations associated with prior Applications for Payment.

ARTICLE 7 – INTEREST

7.01        All moneys not paid when due as provided in Article 13 of the Standard General Conditions shall bear interest at the rate of 1-1/2% percent per month.

ARTICLE 8 - REPRESENTATIONS

8.01        Design/Builder’s Representations.

To induce Owner to enter into this Agreement, Design/Builder makes the following representations:

A.           Design/Builder has examined and carefully studied the Contract Documents listed in paragraphs 13.01.A - D of this Agreement.

B.           Design/Builder has visited the Site and become familiar with and is satisfied as to the general, local, and Site conditions that may affect cost, progress, and performance of the Work.

C.           Design/Builder is familiar with and is satisfied as to all federal, state, and local Laws and Regulations that may affect cost, progress, and performance of the Work.

D.           Design/Builder is aware of the general nature of work to be performed by Owner and others at the Site that relates to the Work.

E.            Design/Builder has correlated the information known to Design/Builder, information and observations obtained from visits to the Site, reports and drawings identified in the Contract Documents, and all additional examinations, investigations, explorations, tests, studies and data with the Contract Documents.

F.            Design/Builder has given Owner written notice of all conflicts, errors, ambiguities, or discrepancies that Design/Builder has discovered in the Contract Documents and the written resolution thereof by Owner is acceptable to Design/Builder.

G.           The Contract Documents are generally sufficient to indicate and convey understanding of all terms and conditions for performance and furnishing of the Work.

8.02        Owner’s Representations.

Owner makes the following representations:

A.           Owner will secure a Site zoned for industrial use with minimum dimensions of 300 feet by 400 feet with road access, water, sewage, electric, and natural gas utilities.

B.           Owner will secure or prepare a Site with soil capable of supporting a minimum of 850 pounds per square foot or Owner will pay additional costs for foundations.

C.           The Site will be free of hazardous waste or Owner will pay the costs of any required environmental remediation.

D.           Owner will provide Design/Builder with all criteria and full information as to Owner’s requirements for the Project, including design objectives and constraints, space, capacity and performance requirements, flexibility and expandability, and any budgetary limitations.

E.            Owner will furnish copies of all design and construction standards which Owner will require to be included in the Contract Documents.

F.            Owner will furnish to Design/Builder any other available information pertinent to the Project including reports and data relative to previous designs, or investigation at or adjacent to the Site.

G.           Following Design/Builder’s assessment of initially available Project information and data, upon Design/Builder’s request, furnish or otherwise make available such additional Project-related information and data as is reasonably required to enable Design/Builder to complete its Services.  Such additional information or data would generally include the following:

1.              Property descriptions;

2.              Zoning, deed, and other land use restrictions;

3.              Property, boundary, easement, right-of-way, and other special engineering surveys or data, including establishing relevant reference points for design and construction which in Owner’s judgment are necessary to enable Design/Builder to proceed with the Work;

4.              Data prepared by or services of others, including without limitation explorations and tests of subsurface conditions at or contiguous to the Site, drawings of physical conditions in or relating to existing surface or subsurface structures at or contiguous to the Site, or hydrographic surveys, with appropriate professional interpretation thereof;

5.              Environmental assessments, audits, investigations, and impact statements, and other relevant environmental or cultural studies as to the Project, the Site, and adjacent areas; and

6.              Data or consultations as required for the Project but not otherwise identified in the Agreement or the Exhibits thereto.

H.           Owner will give prompt written notice to Design/Builder whenever Owner observes or otherwise becomes aware of any development that affects the scope or time of performance or furnishing of Design/Builder’s services, or any defect or nonconformance in Design/Builder’s services.

I.             Owner will arrange for safe access to and make all provisions for Design/Builder and Design/Builder’s subcontractors to enter upon public and private property as may reasonably be required for Design/Builder to perform services under the Agreement.

J.            Owner will examine all alternate solutions, studies, reports, sketches, drawings, specifications, proposals, and other documents presented by Design/Builder (including obtaining advice of an attorney, insurance counselor, and other consultants as Owner deems appropriate with respect to such examination) and render decisions pertaining thereto within a reasonable time after receipt of documents.

K.           Owner will obtain reviews, approvals, and permits as well as being responsible for payment for such permits from all governmental authorities having jurisdiction over the Project or from such others as may be necessary for completion of each Phase of the services in this Agreement.

L.            Owner will provide accounting, bond, financial advisory, legal and insurance counseling services for the Project as needed by Owner, or as Design/Builder reasonably requests.

ARTICLE 9 - PROCESS WARRANTIES

9.01        Design Standard and Benchmark

The feedstock for the biodiesel synthesis process will be variable lipid feedstocks with a Free Fatty Acid content of up to 20% with an Moisture Impurities Unsaponifiables (“MIU”) concentration not to exceed 2.5% by mass.   The design standard and benchmark of feedstock on which the below process warranties are based shall be a 20% FFA, 70% triacylglycerol lipid with the MIU content to not exceed 2.5% by mass.

9.02        Product Yield Warranty

Biodiesel yield shall be defined as pounds of feedstock as defined in Article 9.01 required to produce one U.S. gallon of ASTM D 6751-03 Grade S15 quality biodiesel as measured during steady state operating conditions.  The Plant will yield no less than one gallon of acceptable biodiesel per 8.51 pounds of feedstock (the “Product Yield Warranty”).

During Plant commissioning and before Substantial Completion, if the measured yield fails to meet the Product Yield Warranty, the Design/Builder will invest in and install additional capital equipment into the Plant and/or take other steps as necessary to achieve the Product Yield Warranty at no charge to Owner.

9.03        Product Specification Warranties

The B100 Biodiesel shall conform to the standards in the following Table 1 (the “Biodiesel Product Warranty”).   The glycerin co-product will meet 95% purity (the “Glycerin Product Warranty”).

TABLE 1:  ASTM-D-6751-03 (Grade S15) Biodiesel Standards

Current
Property	Test Method	Limits	Units
Flash Point (closed cup)	ASTM D 93	130.0 min	[o]C
Water and Sediment	ASTM D 2709	0.050 max	% volume
Kinematic Viscosity, 40 [o]C	ASTM D 445	1.9 - 6.0	mm 2/s
Sulfated Ash	ASTM D 874	0.020 max	% mass
Sulfur	ASTM D 5453	0.0015 max	% mass
Copper Strip Corrosion	ASTM D 130	No. 3 max
Cetane Number	ASTM D 613	47 min
Cloud Point	ASTM D 2500	Report	[o]C
Carbon Residue	ASTM D 4530	0.050 max	% mass
Acid Number	ASTM D 664	0.80 max	mg KOH/g
Free Glycerin	ASTM D 6584	0.02 max	% mass
Total Glycerin	ASTM D 6584	0.24 max	% mass
Phosphorous Content	ASTM D 4951	0.001 max	% mass
Distillation Temperature, AET, 90%	ASTM D 1160	360 max	[o]C

During Plant commissioning and before Substantial Completion, finished samples of biodiesel will be sent to an independent laboratory for testing in accordance with Table 1.  If three consecutive samples, taken over a period of not less than two consecutive weeks, fails to meet the Biodiesel Product Warranty, the Design/Builder will invest in and install additional capital equipment into the Plant and/or take other steps as necessary to achieve the Biodiesel Product Warranty at no charge to Owner.

During Plant commissioning and before Substantial Completion, finished samples of glycerin will be sent to an independent laboratory for testing for a minimum purity of 95%.  If three consecutive samples, taken over a period of not less than two consecutive weeks, fails to meet the Glycerin Product Warranty, the Design/Builder will invest in and install additional capital equipment into the Plant and/or take other steps as necessary to achieve the Glycerin Product Warranty at no charge to Owner.

9.04        Process Throughput Warranty

The Plant must be a continuous process capable of producing 20 million gallons per year of acceptable biodiesel.  The Plant will be designed to operate as a continuous process based on a 24-hour day, 350-day per year operation.  The process throughput requirement will be 2,400 gallons per hour as measured in the transfer line to the final B100 inventory tankage (the “Process Throughput Warranty”).

During Plant commissioning and before Substantial Completion, if the flow rate is less than 2,400 gallons of acceptable biodiesel per hour, Design/Builder will invest in and install additional capital equipment and/or take other steps as necessary to achieve the Process Throughput Warranty at no charge to Owner.

ARTICLE 10 – WARRANTY PERIODS

All warranties provided for in Articles 9.02, 9.03 and 9.04 and associated damages as defined in Articles 11.01, 11.02 and 11.03 shall be required to be satisfied prior to the issuance of a certificate of Substantial Completion and shall extend for a period of 90 days after the date of Substantial Completion.

ARTICLE 11 – DAMAGES FOR FAILURE TO MEET PROCESS WARRANTIES

11.01 Damages for Failure to Meet Product Yield Warranty

If, after the date of Substantial Completion, the product yield of the Plant fails to meet the Product Yield Warranty, Design/Builder shall reimburse the Owner for the cost of the amount of the additional feedstock (i.e., above 8.51 pounds per gallon) which was required to produce one gallon of biodiesel until such time as the Product Yield Warranty is satisfied.

11.02      Damages for Failure to Meet Product Warranties

If, after the date of Substantial Completion,, the biodiesel produced fails to meet the Biodiesel Product Warranty, the Design/Builder shall pay Owner, until such time as the Biodiesel Product Warranty is satisfied, damages in the amount of the lost revenue, defined as the difference between the amount of money that Owner could have reasonably sold biodiesel that met the Biodiesel Product Warranty compared to the amount of money Owner was able to sell the biodiesel that failed to meet the Biodiesel Product Warranty.

If, after date of Substantial Completion, the glycerin produced fails to meet the Glycerin Product Warranty, the Design/Builder shall pay Owner, until such time as the Glycerin Product Warranty is satisfied, damages in the amount of the lost revenue, defined as the difference between the amount that Owner could have reasonably sold glycerin that met the Glycerin Product Warranty compared to the amount Owner was able to sell the glycerin that failed to meet the Glycerin Product Warranty.

11.03      Damages for Failure to Meet Process Throughput Warranty

If, after the date of Substantial Completion, the Plant throughput fails to meet the Process Throughput Warranty, but where the Plant remains operating (i.e., throughput is greater than zero gallons per hour), the Design/Builder will pay Owner, until such time as the Throughput Warranty is satisfied, 20% of the average price that Owner can reasonably sell biodiesel at, multiplied by the difference between the Process Throughput Warranty amount (2,400 gallons per hour) and the actual process throughput, and the number of hours of operation below the Process Throughput Warranty.

If, after the date of Substantial Completion, the Plant fails to be operational (i.e., throughput is zero gallons per hour), the Design/Builder will pay Owner, until such time as the Throughput Warranty is satisfied, 20% of the average price that Owner can reasonably sell biodiesel at, multiplied by 2,400 gallons per hour, and by 24 hours per day.    Damages for failure to meet the Biodiesel Product Warranty, Glycerin Product Warranty, and Product Yield Warranty will not be assessed if, after the date of Substantial Completion, the Plant fails to be operational (i.e., throughput is zero gallons per hour).  Damages for failure to meet the Biodiesel Product Warranty (11.02), Glycerin Product Warranty (11.02), and Product Yield Warranty (11.01) will be assessed if, after the date of Substantial Completion, throughput is greater than zero gallons per hour.

11.04      Cap on Damages

Total cumulative damages for failing to meet the warranties discussed above shall not exceed $2,500,000.

ARTICLE 12 – TECHNICAL SUPPORT

12.01      Technical Support

Design/Builder will provide technical support services at the option of the Owner.  If Owner desires to have technical support via 24 hour telephone access and periodic updates to control system architecture, programmable ladder logic, process condition set points, operating values and service updates for the Biodiesel Plant, Owner shall make an annual payment of $25,000 per year payable within 30 days at the beginning of each year unless the parties agree on some other mutually acceptable technical support arrangement.

12.02      On-Site Support

Design/Builder can provide on-site technical support, plant visits, and/or process audits at Owner’s requests.  These services will be billed by Design/Builder to Owner for a rate of $1000 per day including travel time plus expenses for travel, lodging and per diem unless the parties agree on some other mutually acceptable technical support arrangement.

ARTICLE 13 – CONTRACT DOCUMENTS

13.01      The Contract Documents consist of the following:

A.           This Agreement;

B.           Standard General Conditions of the Contract Between Owner and Design/Builder;

C.           Exhibits A through B to this Agreement;

D.           The following, which may be delivered, prepared, or issued after the Effective Date of this Agreement and are not attached hereto:

1.              Notice to Proceed;

2.              All Work Change Directives and Change Orders amending, modifying or supplementing the Contract Documents pursuant to paragraph 3.04.A of the Standard General Conditions;

3.              Specifications as defined in Paragraph 1.01.A.40 of the Standard General Conditions; and

4.              Drawings as defined in Paragraph 1.01.A.18 of the Standard General Conditions.

13.02      The documents listed in paragraph 13.01 above are attached to this Agreement (except as expressly noted otherwise above).  There are no Contract Documents other than those listed above in Article 13.01.  The Contract Documents may only be amended, modified, or supplemented as provided in paragraph 3.03.A of the Standard General Conditions.

ARTICLE 14 – MISCELLANEOUS

14.01      The Standard General Conditions of the Contract Between Owner and Design/Builder are referred to herein as the General Conditions.  Terms not otherwise defined in this Agreement will have the meanings indicated in the Standard General Conditions.

14.02      No assignment by a party hereto of any rights under or interests in the Contract Documents will be binding on another party hereto without the written consent of the party sought to be bound; and, specifically but without limitation, moneys that may become due and moneys that are due may not be assigned without such consent (except to the extent that the effect of this restriction may be limited by law), and unless specifically stated to the contrary in any written consent to an assignment no assignment will release or discharge the assignor from any duty or responsibility under the Contract Documents.  The Owner may assign this Agreement and the Contract Documents to its affiliate without Design/Builder’s consent.

14.03      Owner and Design/Builder each binds itself, its partners, successors, assigns and legal representatives to the other party hereto, its partners, successors, assigns, and legal representatives in respect to all covenants, agreements, and obligations contained in the Contract Documents.

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14.04      Any provision or part of the Contract Documents held to be void or unenforceable under any Law or Regulation shall be deemed stricken, and all remaining provisions shall continue to be valid and binding upon Owner and Design/Builder, who agree that the Contract Documents shall be reformed to replace such stricken provision or part thereof with a valid and enforceable provision that comes as close as possible to expressing the intention of the stricken provision.

IN WITNESS WHEREOF, Owner and Design/Builder have signed this Agreement in duplicate.  One counterpart each has been delivered to Owner and Design/Builder.  All portions of the Contract Documents have been signed, initialed, or identified by Owner and Design/Builder.

This Agreement will be effective on December 28, 2005 (which is the Effective Date of the Agreement).

OWNER:		DESIGN/BUILDER:

ANAMAX ENERGY SERVICES, INC.		BIOSOURCE AMERICA, INC.

BY:	/s/ J.M.	BY:	J.D. McGraw

ITS:	Director of Corporate Development	ITS:	President

Address for giving notices:		Address for giving notices: